Fair Value Analysis of Authentic Holdings, Inc.'s Acquisition of Maybacks and Goliath (Maybacks/Goliath) Completed 2023

Overview

In September 2024, Authentic Holdings, Inc. ("Authentic" or "the Company" or "AHRO") retained IX Advisors ("Vikram Grover" or "IXA") to perform a valuation of the Company's purchase of Maybacks Global Entertainment LLC ("Maybacks") on April 26, 2023 and license agreement with Goliath Motion Picture Productions ("Goliath") on June 20, 2023, together the Strategic Transaction (the "Maybacks Purchase" and the "Goliath License"). As a result, IXA has analyzed the financial statements, intellectual property and customer contracts of Maybacks and Goliath and has prepared this document with attached exhibits to enable auditors and the Board of Directors of Authentic to evaluate the nature and financial effects of the Strategic Transaction in 2023.

Maybacks Transaction

Maybacks Global Entertainment LLC is an Over The Air ("OTA") and Streaming Platform driven television network that had 27 channels of various programs at the time of the purchase (today 43 channels) including movies, sports, talk shows and live events. Many of those programs have proprietary content. Maybacks Global Entertainment will generate revenue through the placement of insert advertisements, revenue share programs, channel access fees and barter. Maybacks has agreements several networks looking to carry Maybacks programing.

Maybacks is looking to capitalize on the "cutting the cord" phenomenon and take advantage of its low operating costs and ability to offer free TV and channel access for established organizations at a fraction of what cable and satellite dish companies charge.

https://www.sec.gov/ix?doc=/Archives/edgar/data/0001338929/000147793223002965/ahro_8k.htm

Goliath Transaction

The Company acquired various full-length motion pictures and serial television shows from Goliath Motion Picture Promotions owned by Priscella Cooper (the "Assets"). As a result of the Purchase Agreement and the acquisition of the Assets, the Company plans to "tokenize" all the titles, namely 35,000 plus full-length motion pictures and serial television shows, including episodic TV, hundreds of documentaries, live concerts, and full-length movies edited for TV. The Company is currently using the non-tokenized library for content distribution on its own TV Network known as Maybacks Global Entertainment. It is the Company's intention to start the tokenization process and have the "Alpha" version completed this year. Once the first 1,000 movies are tokenized it is the Company's intention to market those movies on its own Video on Demand and Linear Television platforms. In addition, the Company plans to aggressively market its tokenized platform to other TV networks as well as major film production and distribution companies.

https://www.sec.gov/ix?doc=/Archives/edgar/data/0001338929/000147793223004835/ahro_8k.htm

IXA is rendering its analysis and valuation opinion pursuant to ASC805 – "Business Combinations" ("ASC805"), which establishes principles and requirements for whether the acquirer (i.e., Authentic) treats the Strategic Transactions as a business combination and/or an asset. Using the valuation framework of ASC805, based on the 100 Series D Preferred shares paid for Maybacks subject to adjustments and 100,000 $50 Series C Preferred shares paid for Goliath, we estimate a price paid for Maybacks and the price paid for Goliath was an aggregate $5,000,000. We believe the price paid for the business is fair from a financial perspective given its pre-revenue stage, lack of customers, limited liquidity and other assets, and adverse market conditions prevalent in the OTC public marketplace characterized by lack of accessible capital at reasonable rates in 2024.

History of Transaction

On April 26, 2023, the Company entered into a Membership Interest Purchase Agreement with Maybacks Global Entertainment LLC, an Arizona limited liability company ("Maybacks"), and the members of Maybacks. As a result of the transaction, Maybacks became a wholly owned subsidiary of the Company. Maybacks is a 27-channel network at the time of the purchase (now 43 channels) whose programming is carried by Roku, Direct TV, Local Now and many other platforms giving it an FCC reach of over 450,000,000 worldwide. In accordance with the terms of the Purchase Agreement, at the closing an aggregate of 100,000 shares of the Company's newly created Series C Preferred Stock were issued to the holders of Maybacks in exchange for their membership interests of Maybacks.

On June 20, 2023, the Company, closed a License Agreement with Goliath Motion Picture Promotions ("Goliath"). On the Closing Date, the Company licensed various full-length motion pictures and serial television shows for a period of 10 years. In exchange for the license, the Company issued to the Seller 100,000 shares of the Company's Series D Preferred Stock, par value $0.001 with stated value of $50 per share ($5,000,000.00).

The primary reason for this transaction was to gain ownership of digital content and video content customers in over the air ("OTA") and streaming markets and thereby allow Authentic to enter the high growth video distribution market worldwide, with an initial focus on the United States.

In September 2024, Authentic retained IXA to opine on the valuation of the Strategic Transaction. After reviewing the final agreements, performing a discounted cash flow (DCF) valuation, analyzing peer acquisition valuations, reviewing the financial statements and projections of Maybacks and Goliath, examining SEC filings of Authentic, and interviewing management, IXA rendered an opinion that the strategic transaction was fair, from a financial perspective to Authentic's stakeholders. This valuation analysis was delivered to the Authentic Board of Directors in a letter, with supporting documents and exhibits, on November 21, 2024.

Maybacks is Considered Asset Purchase Rather Than a Business Combination


Screen test
Is substantially all of the fair value of the gross assets acquired concentrated in a single asset or group of similar assets?
No – apply framework
Yes
Does the set have outputs?
Asset acquisition
No
Yes
Does the set include an input and a substantive process that together significantly contribute to the ability to create outputs? That is, does the set include: (i) an input that the workforce can develop or convert into an output, and (ii) employees that form an organized workforce with the necessary skills, knowledge, or experience to perform an acquired process that is critical to the ability to convert an acquired input into outputs?
Are any of the following substantive processes present which, when applied to an acquired input, significantly contributes to the ability to create outputs?
Employees that are critical to continue producing outputs
A contractual workforce that is critical to continue producing outputs
A process that cannot be replaced without significant cost, effort, or delay in production
A process that is considered unique or scarce
No
Yes
No
Yes
Asset acquisition
Business combination
Asset acquisition
Business combination

Because Maybacks' assets are highly concentrated in one technology platform, ASC805 requires the transaction to be treated as an asset purchase rather than a business acquisition. Additionally, at the time of the purchase, Maybacks had minimal employees, minimal liquidity, and limited sales/marketing with live customers (i.e., inputs) allowing it to perform an acquired process critical to generating revenues, further substantiating that the Maybacks transaction should be treated as an asset purchase under ASC806.

Content License - Goliath

AHRO purchased a content library from Goliath Motion Picture Promotions, a significant customer relationship for the resulting entity. The Parties to the Agreement agreed to team up and collaborate to introduce this content to the streaming market, the collaboration of the parties herein shall be known as

the tokenization and monetization "Project"). The Project aims to focus on the deployment of the content across multiple streaming platforms worldwide.

We analyzed a sample list of licensed TV and video content assets provided by management that are similar to those owned by Goliath, including 435 titles/series with an aggregate value of $1,448,000.00, a range of $1,000.00 to $44,850.00 with a mean value per title of $3,328.74 and a median value per title of $1,500.00. Applying these metrics to the 35,000 Goliath titles generates an estimated fair value of $52,500,000.00 to $116,505,747.13. Given limited insight into the portfolio, which includes titles available to the general public for many years under syndication, rebroadcast, rental, or other terms, we applied a 10% - 20% discount to this range to generate estimated fair value for the library of $5,250,000.00 to $23,301,149.43 with a mid-point valuation for Goliath of $14,275,574.71. A list of sample titles and summary analysis is available as a separate Exhibit A (not included herein).

Aggregate Value of 435 Sample Titles	$ 1,448,000.00
Mean Value per Title	$ 1,500.00
Median Value per Title	$ 3,328.74
Implied Goliath Value (35,000 Titles)	$ 52,500,000.00
Implied Goliath Value (35,000 Titles)	$116,505,747.13

Goliath Valuation	**10% Discount**	**20% Discount**
Using Mean Values	$ 5,250,000.00	$10,500,000.00
Using Median Values	$ 11,650,574.71	$23,301,149.43
Mid Point	**$ 14,275,574.71**	

Source: Company reports, EDGAR, Bloomberg.

Discount Cash Flow (DCF) and P/E Method

Discounted Cash Flow Method: In order to estimate the business value of Maybacks, we have utilized the discounted cash flow ("DCF") method using price/earnings multiples as a short form. The discounted cash flow method estimates the value of a business or asset based on its ability to generate future cash flows. Using the DCF, the debt-free cash flow that is generated by a business and that is available to distribute to investors (both debt and equity investors) is projected and discounted to its present value at an appropriate risk adjusted discount rate. The discounted stream of future cash flow reflects the current estimate of the value of the Company, or its total business enterprise value.

The DCF method applied is comprised of the following procedures:

- Computation of the free cash flows of the business for the projection period based on the financial projections provided by Management;
- Computation of the present value of the projected debt-free cash flows over the projection period by applying an appropriate discount rate that reflects the
- risk of the projection scenario utilized;
- Computation of the terminal value of the Company by applying the Gordon Growth model (a perpetuity model) to the anticipated sustainable free cash flows

- in the terminal period;
- Computation of the present value of the terminal value;
- Adding the present value of the terminal value and the sum of the present values of the free cash flows and adding the value of Excess/Deficit Working Capital to arrive at the business enterprise value.

Accordingly, to analyze the valuation of Maybacks and benchmark the purchase price paid for 100% control of Maybacks by Authentic, we created a financial model on Maybacks' operations including Goliath content. We relied on data supplied by management for Maybacks for Y1-Y2-Y3 from closing and made the following assumptions:

- OTA markets of 40 in 2025E, 80 in 2026E, and 120 in 2027E,
- TV manufacturer partners derived from AHRO's Whale partnership of 4 in 2025E, 8 in 2026E, and 12 in 2027E,
- 2025E revenues and net income of $5,400,000 and $1,070,172, respectively,
- 2026E revenues and net income of $28,800,000 and $5,707,584, respectively,
- 2027E revenues and net income of $129,600,000 and $25,684,128, respectively,
- Blended tax rate of 40%, although 2025-2027 net income may be partially shielded due to use of tax loss carry-forwards by Authentic.
- P/E multiples of 15x-20x-25x, which represents a depressed multiple based on its pre revenue stage, limited customer traction, and adverse market conditions during difficult recent market conditions and unknown outlooks for the upcoming Trump Presidency,
- Adjusted Discount Factor (WACC) of 40.0%, which is driven off of a historical Capital Asset Pricing Model (CAPM) cost of capital for small capitalization companies (1.5% risk free rate in 2023 plus + beta of 2.0). Additionally, we boosted this WACC by 2,800 basis points to reflect increased market volatility, venture capital costs, limited visibility to results, and market rate costs of capital for Authentic using equity raises and/or convertible debt as a public C-Corp.

Maybacks/Goliath

Summary Valuation

FY ends 12/31	2025E	2026E	2027E
Over The Air (OTA):			
Average Markets	40	80	120
Viewers per market	10,000	20,000	40,000
Impressions per month per market	100,000	100,000	100,000
Revenue per impression	0.0000075	0.0000075	0.0000075
Streaming:			
Average TV Manufacturers	4	8	12
Monthly active users per manufacturer	50,000	100,000	200,000
Impressions per month per manufacturer	100,000	200,000	400,000
Revenue per impression	0.0000075	0.0000075	0.0000075
Revenues:			
Over The Air (OTA)	3,600,000	14,400,000	43,200,000
Streaming	1,800,000	14,400,000	86,400,000
Total revenues	**$ 5,400,000**	**$ 28,800,000**	**$ 129,600,000**
COGS	1,798,200	9,590,400	43,156,800
Gross profit	**3,601,800**	**19,209,600**	**86,443,200**
SG&A	1,620,000	8,640,000	38,880,000
EBITDA	**1,981,800**	**10,569,600**	**47,563,200**
Depreciation and amortization	198,180	1,056,960	4,756,320
EBIT	**1,783,620**	**9,512,640**	**42,806,880**
Income tax	713,448	3,805,056	17,122,752
Net income	**1,070,172**	**5,707,584**	**25,684,128**

FY ends 12/31	2025E	2026E	2027E
Market Value:	16,052,580	85,613,760	385,261,920
15x PE	21,403,440	114,151,680	513,682,560
20x PE	26,754,300	142,689,600	642,103,200
25x PE			
Discount rate	0		
Target fair value	21,403,440	114,151,680	513,682,560
Net present value	**15,288,171**	58,240,653	187,202,099

Source: Company reports, IXA estimates.

Valuing a FAST Channel

FAST channels are free for viewers and generate revenue through ads. They offer a wide array of content, from news and sports to movies and specialty shows. FAST channels are accessible across various devices, ranging from smart TVs to mobile devices.

When valuing a FAST channel, you can consider factors such as:

- Revenue-sharing model: Negotiate a fair share of the advertising revenue.
- Content exclusivity: Some FAST channels may require exclusive rights to content, which can limit other revenue opportunities.
- Data and analytics: FAST channels generate a lot of data that can be used to analyze content consumption, track engagement, and implement personalization.
- Ad targeting: FAST channels can target specific audiences based on demographics, interests, and viewing behavior.
- Ad insertion technology: Smooth ad insertion is critical for maintaining a seamless viewer experience.
- Cost per thousand (CPM): CPM calculates the total ad spend per 1,000 impressions.
- Ad insertion rates: Channels without active monitoring may face ad insertion rates as low as 5% or less.

Given the above assumptions and drivers, using a 20x P/E multiple on estimated 2025E net income of $1,070,172 generates a target equity valuation for Maybacks/Goliath of $21,403,440. Applying a 40% discount rate adjusts this estimate to a net present value (NPV) as of 01/01/2025 to $15,288,171.43.

Purchase Price Allocation

We believe the entire value of Goliath should be assigned to combined entity with Goliath inside Maybacks as a subsidiary of Authentic. Because the platform has minimal value without content, and the content similarly requires the Maybacks platform to be propagated, it only makes sense that they be combined as one entity on the parent's balance sheet. Taken individually, each target is an asset purchase, but when combined, they result in a viable business with inputs and outputs that result in traffic and revenue/EBITDA generation.

Market Comp Valuation

- We studied multiple comparable fundings and acquisitions of video content companies during 2020-2024 which provide context and support for the Strategic Transaction. We believe Authentic acquired and licensed the titles at a discount valuation versus comparable titles because it was a pre revenue asset, not an operational business, underscored by the following reasons: Titles were subject to public domain, prior resale, syndication, and other channels reducing their proprietary value. Most of the usable products have been licensed to television. It is necessary to determine how far down the chain each item has already been sold. The next step is to forecast the net cash flow that might be generated in coming years, and discount it back to present value. Changes in entertainment technology, and the rising prices paid by new outlets, further complicate the exercise,
- Most valuable properties are the movies that the studio has produced in the last two or three years. A cable channel such as Home Box Office may pay $12 million or more for a recent hit, but well under $1 million for most classics,
- Studios generally pay residuals to actors and other profit participants in many of the films made in the last 20 years. On a picture that is already profitable, the studio will receive only 65 to 70 percent of the revenues from re-release, video cassettes and other sources,
- Movies' values lie in their ability to be recycled after their theatrical release - in subsequent releases, home video, pay television, network television and syndication. As a film moves down the entertainment chain, it can generate millions of dollars for its owners. The trouble with the progression from theater to video cassettes and syndication is that it is usually one way. Some movies, such as the James Bond films, "Casablanca" and "Gaslight" can be re-released innumerable times to large theater audiences, even though they have also been shown repeatedly on television. But for most films, the step to cassette and cable means the end of their theater life.

Looking at comparable transactions of video content providers 2020-2024, we identified the following as most relevant. These companies offered specialized streaming and video content in select markets regionally and/or worldwide and given their significant scope/scale, do not provide more than a future potential valuation for Maybacks/Goliath.

- ROKU: Roku is the largest content aggregator and provider of dongle-like interfaces and smart TV operating systems to a variety of manufacturers. The Company boasts a $10BN market valuation and trades at a price/sales multiple of over 2x.
- HULU: Control bought by Comcast in 2023 for $8.6BN, with tens of millions of customers and proprietary content deals that attract a vast audience interested in film, live TV, and sports.
- FUBO: FUBO TV is a $500MM market cap. Streaming platform provider that aggregates and scrapes content from various channels and libraries. The Company has an enterprise valuation of over $750MM with price/sales of 0.5x.
- Paramount's 2019 acquisition of Pluto TV for $340MM: Founded in 2013, Pluto TV streams more than 100 channels and thousands of hours of on-demand content spanning television and movies, sports, news, lifestyle, comedy, cartoons, gaming and trending digital series. The ad-supported, internet-based TV service features world-class programming sourced from over 130 partnerships with media networks, major film and television studios and a wide range of digital content producers. At the time of the deal, Pluto TV had more than 12 million monthly active users, 7.5 million of which were on connected TVs. Its audience streamed billions of minutes of content each month across devices such as Roku, Amazon Fire TV, Android TV, Apple TV, Chromecast, and Sony PlayStation consoles, as well as built-in integrations on smart TVs from Samsung and Vizio,

and mobile apps on Android and iOS. Pluto TV has also secured new distribution deals that will make the service available on tens of millions of additional devices in the coming months. Viacom has used Pluto to monetize its library content through ad-supported streaming, as well as to give additional distribution to content from its Viacom Digital Studios subsidiary. The media company kept Pluto free and used the platform to further promote its paid digital services, including Noggin and Comedy Central Now. Viacom has used Pluto to monetize its library content through ad-supported streaming to its 12MM users at the time of the acquisition. It has since grown to over $1BN in annual revenues and 68MM monthly active users. A full press release outlining the transaction is available here:

- https://ir.paramount.com/news-releases/news-release-details/viacom-agrees-acquire-pluto-tv

Altogether, this segment typically trades at or around market price/sales and P/E multiples of 1x-2x and 15x-25x, respectively, depending on scope, scale, quality of content deals, subscriber lifetimes, uptake in free advertising subscription television, and contract terms or other value-added features.

Summary

In September 2024, Authentic Holdings, Inc. ("Authentic" or "the Company" or "AHRO") retained IX Advisors ("Vikram Grover" or "IXA") to perform a fair value analysis of the Company's purchase of Maybacks Global Entertainment LLC ("Maybacks") and Goliath Motion Picture Promotions in 2023. As a result, IXA has analyzed the financial statements and supporting exhibits of the entities and assets and has prepared this document and the attached exhibits to enable users of Authentic's financial statements to evaluate the nature and financial effect of the combined Strategic Transaction on AHRO.

On April 26, 2023, Authentic acquired a 100% interest in Maybacks for 100,000 newly created Series C Preferred shares through a Share Exchange Agreement for Member Interests (the "Share Exchange Agreement") with the Members of Maybacks (the "Maybacks Members"). Pursuant to the Share Exchange Agreement, the Company acquired 100% Member Interests of Maybacks for 100,000 Series C Preferred shares of AHRO from the Maybacks members (the "Maybacks Member Interests"). Further, on June 20, 2023, Authentic acquired a video content library and set of relationships for distribution from Goliath Motion Picture Promotions for 100,000 newly created Series D Preferred shares. As a result of the Share Exchange Agreement, this library became a wholly owned asset of the Company.

We have examined Authentic Holdings, Inc.'s Strategic Transaction on the basis of comparable titles ($14,275,574.71) and discounted cash flows ($15,288,171.43). The average of the methods generates a fair value estimate for Maybacks/Goliath of $14,781,873.07.

Conclusion

Against this backdrop, IXA is rendering its analysis and valuation opinion pursuant to ASC805 – "Business Combinations" ("ASC805"), which establishes principles and requirements for whether the acquirer (i.e., Authentic) treats the Strategic Transactions as a business combination or an asset. Using the valuation framework of ASC805, based on the $5,000,000 Authentic paid for Maybacks/Goliath, we calculated a fair value for the Strategic Transaction at a range of $14,275,574.71 to $15,288,171.43 with an average of $14,781,873.07.

We believe the price paid for the business, with 100% to be allocated to the combined Maybacks/Goliath subsidiary under Authentic, is reasonable given its pre-revenue stage, lack of customers, limited liquidity and other assets, and adverse market conditions prevalent in the OTC public marketplace characterized by lack of accessible capital at reasonable rates. In summary, we believe the transaction was in the best interests of Authentic's shareholders and any and all other stakeholders as it positioned the Company to enter the high growth streaming market.

Respectfully,

11/21/2024

Vikram Grover, CFA
Consultant
IX Advisors

About IX Advisors

IXA is a leading provider of independent financial advisory and investment banking services, supporting client needs principally in areas of capital raising, valuation, mergers and acquisitions, financial restructurings and disputes. Specifically, our services include fairness opinions, transaction advisory services, restructuring advisory, financial reporting and public and private placement of equity and debt capital. IXA works with finance professionals in in the U.S. and abroad serving clients primarily in the telecommunications, media, and technology ("TMT") industry.

About Vik Grover, CFA

Vik Grover dba IX Advisors is a management consultant advising growth companies on mergers and acquisitions, capital raises, corporate actions, and other strategic matters. He previously worked as a managing director of the Communications Practices of Source Capital Group, Inc. and Merriman Curhan Ford & Co., specialty small-cap focused boutique firms. Before working as an investment banker, Mr. Grover was with Thomas Weisel Partners and Needham & Co. as a senior research analyst covering communications services, including international long-distance carriers, competitive local exchange carriers (CLECs), Internet service providers (ISPs), voice over Internet protocol (VoIP) and Internet infrastructure. Mr. Grover's other Wall Street experience includes positions as director of research at Kaufman Bros., a boutique technology and communications investment bank. He also worked in the research department of Sterne, Agee & Leach, in the institutional sales group of SunTrust Robinson Humphrey, and as a buy-side analyst for a technology-oriented hedge fund. Mr. Grover conducted his undergraduate studies at the University of California in San Diego, received a master's degree in finance from the Georgia Institute of Technology, and is a Chartered Financial Analyst (CFA).

Exhibit A – Video Streaming Market Overview

The global video streaming market size was valued at USD 555.89 billion in 2023. The market is projected to grow from USD 674.25 billion in 2024 to USD 2,660.88 billion by 2032, exhibiting a CAGR of 18.7% during the forecast period. The Video Streaming Market in the U.S. is projected to grow significantly, reaching an estimated value of USD 610.59 billion by 2032, driven by Increasing Demand for Video on Demand (VoD) Streaming Services.

The report includes various software and content delivery platforms offered by players, such as Netflix Inc., Hulu LLC, IBM Corporation, Amazon.com Inc., and others. These companies are offering various streaming channels and platforms, such as HBO Max, Amazon Prime Video, Crackle, Paramount Plus, Disney Plus, Acorn TV, and others.

Increasing popularity of social media platforms and rising internet connectivity have resulted in the growth of the global market. For instance, in May 2021, Meta (Facebook Inc.), a social media platform, had more than 2.40 billion users. Also, social media platforms, such as WhatsApp and YouTube have over 1 billion users each.

In addition to this, increasing video data traffic around the globe owing to a surge in the demand for videos with better resolution has propelled market growth. Also, players in the market are developing advanced platforms to meet the growing demand across the education sector. For instance,

In March 2022, Y2k Solutions Inc. launched an advanced Beta 1.0 video streaming platform for educational video courses. The platform offers free streaming solutions & services, video hosting, cloud hosting, and web hosting.

The COVID-19 pandemic had a considerably positive impact on the global market size. This is attributed to the substantial growth in the adoption of live streaming platforms supported by favorable regulations and a decline in in-person visits. The global market observed a humongous growth rate of 5.7% in 2020 compared to 9.8% in 2019. The market's revenue also increased to USD 297.40 billion in 2020.

IMPACT OF GENERATIVE AI

Immersive Experiences For The Users and Subscribers by Integrating AI Jolts The Market Growth

The emergence of Gen AI in the media & entertainment industry is reshaping the market's landscape. It aims to deliver personalized and immersive experiences to the users and subscribers present across the globe. Generative AI can help revolutionize content with special effects, reduce costs, and improve efficiency. The rising integration of generative AI with streaming platforms and services opens opportunities for content creators to use Gen AI algorithms and attract millions of viewers to deliver a unique user experience.

Streaming services, such as Netflix and YouTube use generative AI to recommend content based on a user's past viewing habits and similarity to others. It also strengthens content providers' control by identifying and removing inappropriate content and protecting users from violent content, hate speech, and false information. Usage of Large Language Models (LLMs), such as GPT-4 in content creation

processes helps in developing automated articles, stories, and captions along with video editing and production. It also helps dub audio & video content and enhance the video quality via upscaling, color corrections, and noise reduction to deliver a better visual experience.

VIDEO STREAMING MARKET TRENDS

North America Video Streaming Market Size, 2019-2032 (USD Billion)


180.12
217.23
2019
2020
2021
2022
2023
2024
2025
2026
2027
2028
2029
2030
2031
2032
www.fortunebusinessinsights.com

Rising Adoption of Low Latency Streaming Protocol Videos to Drive Market Growth

Rising adoption of low latency video streaming platforms and surging use of live streaming apps by consumers through social media platforms will aid market growth. Also, leading players in the market are developing advanced low latency live video streaming platforms, thereby aiding global video streaming market growth. For instance,

In January 2022: THEO Technologies Inc., a video technology company, introduced a live streaming, low-latency platform hesp.live. It is an HTTP-based low latency real-time video streaming platform that disrupts the industry's standard of multiple seconds and provides the fastest growing live streaming solution. THEO Technologies uses High Efficiency Streaming Protocol (HESP) for live video interactivity at a large scale for various industries, including betting, gaming, auctioning, sports, and live events.
The platform helps mobile users with low latency streaming for real time broadcasting of streaming events, such as online courses, sports games, game streaming, and e-commerce platforms.

Currently, the video streaming industry is showing interest in low-latency video streaming protocols as it is focusing on delivering video content with a 5-second delay as compared to live broadcast on TV systems. Achieving low latency is crucial for streaming live sports, online learning courses, gaming, and other interactive video applications. As the demand for real-time applications and AR/VR content increases, there will be a challenge for service providers to meet such demands through the latest innovations and quick adoption of changing user preferences.

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VIDEO STREAMING MARKET GROWTH FACTORS

Increasing Demand for Video on Demand (VoD) Streaming Services to Aid Market Growth

The rising number of video on demand service users around the globe owing to surging consumer spending on media and entertainment will aid the market growth.

According to a Motion Picture Association report, in 2021, online video subscriptions from streaming service providers, such as Netflix Inc. and Disney+ increased by 14%, reaching around 1.3 billion new subscriptions compared to 2020. Such an increase in subscribers of the OTT platforms has created a massive demand for the product.

The Video-on-Demand (VoD) sector has been booming since the last decade and will continue to hold the largest share of the global OTT revenue during the forecast period. This is because a majority of VoD subscribers plan to renew their services and the trend among subscribers who are 'likely to keep' their subscription states the latest lean toward mid-tier platforms. However, VoD service providers are required to work on smart and data-related strategies to keep their current customers engaged.

RESTRAINING FACTORS

Rising Concerns Related to Content Piracy and Protection to Hinder Market Expansion

Rising concerns among users related to content piracy and protection are expected to hinder corporate operations, reducing consumers' viewing of content. This is projected to negatively impact market growth in the following years. For instance,

According to MUSO.Com, visits to pirated sites increased by more than 20% in the first half of 2022. MUSO stated that subscription services of pirated sites are worth billions of dollars in the U.S. alone.

VIDEO STREAMING MARKET SEGMENTATION ANALYSIS

Content Delivery Services Holds Largest Market Share Due to Increased Spending on OTT Platform

Based on components, the market is divided into software and content delivery services. Under the software segment, transcoding & processing, video delivery & distribution, video management, and others are included.

The content delivery services segment is expected to hold the largest part in the video streaming market share during the forecast period. The rising adoption of content delivery OTT platforms among consumers and increasing consumer spending on entertainment will aid the segment's growth. The content delivery services scope includes live broadcasting, VOD & complementary content, and low latency streaming services.

The software segment is growing at a moderate pace owing to a surge in the development of advanced streaming platforms by leading market players. For instance,

In September 2021, Amazon.com, Inc. introduced aggregating video and live streaming software, which consists of eight local and global streaming services in India.
By Channel Analysis
OTT Streaming Channel to Record Highest CAGR Due to Rising Number of OTT Users

By channel, the market is divided into satellite TV, cable TV, IPTV (Internet Protocol Television), and OTT streaming.

The OTT streaming segment is expected to record the highest CAGR during the forecast period owing to surge in OTT platform adoption in developing countries, such as India, Brazil, and others. According to the industry experts, in 2021, India had around 70 to 80 million paid users of the OTT platforms. Such increase in OTT users is expected to drive the OTT streaming segment.

The cable TV segment held the largest market share in 2021 owing to a surge in its adoption by households across the globe.

By Revenue Model Analysis

Ad-free Streaming Service Costs

*As of January 2024.

Subscription	Cost
AppleTV	$6.99
Discovery+	$8.99
Disney+	$13.99
MAX	$15.99
Hulu	$17.99
Netflix	$15.49
Paramount+	$11.99
Peacock	$11.99
Prime Video	$8.99

Source: Forbes Home • Embed Forbes HOME

Subscription-based Revenue Model to Record Highest CAGR Due to Growth of On-Demand Content by Subscribers

Based on revenue models, the market is segregated into subscription-based, transactional-based, and advertising-based models.

The subscription-based revenue model segment held the largest video streaming market share in 2023 and will record the highest growth rate due to the increasing number of services and presence of subsequent subscribers across the globe.

Rising usage of streaming services, such as Netflix, Disney+, and Spotify to gain on-demand access on a monthly or annual subscription basis to a wide variety of TV shows, movies, and music for entertainment purposes will fuel the growth of the segment during the forecast period. These platforms offer greater flexibility to users with unlimited access to a wide library of content.

Furthermore, the demand for an advertising-based revenue model grows with moderate CAGR as it offers a wide variety of content to users without paying a subscription fee but with advertisements.

By Vertical Analysis

Global Video Streaming Market Share, By Vertical, 2023


23.4%
Education/E-Learning
Healthcare
Government
Sports/eSports
Gaming
Enterprise and Corporate
Auction and Bidding
Fitness & Lifestyle
Music & Entertainment
Other (Transportation)
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Sports/Esports Segment Held Largest Share Due to Rising Sports Audience

On the basis of vertical, the market is segregated into education/e-learning, healthcare, government, sports/esports, gaming, enterprise & corporate, auction & bidding, fitness & lifestyle, music & entertainment, and others (transportation).

The sports/esports segment held the largest market share in 2023 owing to surge in the volume of esports platform users.

The healthcare segment is expected to record a significant CAGR owing to surge in the use of live streaming platforms for online consulting of patients during the pandemic.

REGIONAL INSIGHTS


North America Video Streaming Market Size, 2023 (USD Billion)
NORTH AMERICA
USD 217.23 Billion
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Geographically, the market is fragmented into five prime regions, such as North America, Europe, Asia Pacific, South America, and the Middle East & Africa. They are further classified into countries.

North America Video Streaming Market Size, 2023 (USD Billion)

North America dominated by capturing around 40% of the global market share in 2023 owing to the presence of leading players, such as Netflix, Inc., Alphabet Inc., Amazon.com, Inc., Microsoft Corporation, and others. Furthermore, the increasing number of users of video-on-demand and video gaming platforms across the U.S. and Canada will aid the regional market growth.

Asia Pacific is expected to record a remarkable CAGR during the forecast period. This is owing to the rising adoption of several video streaming solutions, such as video-on-demand and OTT platforms among consumers. Also, leading players in Asia Pacific, such as Disney+ Hotstar, Tencent Holdings Ltd., and others are developing streaming software and expanding their services.

Furthermore, Europe is growing moderately owing to the rising demand for online live streaming videos and surge in the adoption of on-demand videos among consumers. Several players in European countries, such as Netflix Inc., Hulu LLC, and Disney Plus, are seeing an increase in the number of OTT subscribers.

The Middle East & Africa market is expected to exhibit a significant CAGR during the forecast period. The UAE, GCC, South Africa, and others are gaining popularity due to the growing use of online streaming platforms.

South America is growing at a moderate pace owing to the rising adoption and penetration of mobile internet in Argentina, Brazil, and other countries. According to a World Bank report, approximately 73.9% of the internet penetration in Brazil leads to a surge in online streaming spending.

LIST OF KEY COMPANIES IN VIDEO STREAMING MARKET

Key Players are Focused On Strengthening their Market Position with Continuous Developments

The key players in the market are investing in advanced technologies for streaming services owing to increase in the adoption of streaming platforms. Also, prominent market players, such as Akamai Technologies, The Walt Disney Company, Netflix, Inc., Wowza Media Systems LLC, and others are adopting various business strategies, such as mergers, acquisitions, and others to expand their market presence.

Streaming Services with the Most Subscribers

Source: Digital Trends

	Streaming Platform	Users (in millions)
1	Netflix	247.2
2	Amazon Prime Video	200.0
3	Disney+	150.2
4	Max	95.1
5	Paramount+	63.4
6	Hulu	48.5
7	Peacock	28.0
8	ESPN+	26.0
9	AppleTV	25.0
10	Starz	15.8

Source: Forbes Home • Embed Forbes HOME

KEY INDUSTRY DEVELOPMENTS:

April 2024: Maybacks Global Entertainment entered a partnership with WiseDV, a streaming and broadcast technology provider, and launched iDreamCTV, a cutting-edge OTT platform to deliver a customized streaming experience to users present across the globe.

January 2023: Haivision launched Haivision Hub, a FedRAMP video network service for governments, which allows different government agencies to share live stream videos among other government teams. The service aims to fulfil federal information assurance requirements.

January 2022: IBM Corporation launched an advanced IBM streaming mobile application that enhances workplace communications globally. The mobile application was made available on the Apple Store and Play Store. IBM's video streaming application allows users to broadcast and live stream videos. The company's streaming enterprise-ready broadcasting tool offers businesses enriched security and impeccable features.

January 2022: Walt Disney Company's streaming service, Disney+, announced that it will launch its operations in 42 countries, such as South Africa, Turkey, Poland, and the U.A.E. and 11 additional territories, including the Faroe Islands. This expansion will allow members to watch Pixar, Marvel, Star Wars, Disney, National Geographic, and other Star content.

September 2021: Roku introduced a 4K streaming stick that offers faster user experience and access through Wi-Fi. The advanced streaming device, named Roku Streaming Stick 4K, was made available in two different versions. The two models featured HDMI port, TV support, and Dolby Vision.

Sources: Fortune Business Insights, Bloomberg, Yahoo! Finance